SUPPLEMENT DATED OCTOBER 27, 2004, TO PROSPECTUS SUPPLEMENT DATED
             OCTOBER 25, 2004 (TO PROSPECTUS DATED OCTOBER 25, 2004)

                 CWABS ASSET-BACKED CERTIFICATES TRUST 2004-BC4
                                     ISSUER

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER

                                   CWABS, INC.
                                    DEPOSITOR

                   ASSET BACKED CERTIFICATES, SERIES 2004-BC4

         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated October 25, 2004 (the "Prospectus Supplement").

         The Prospectus Supplement is hereby amended as follows:

         1. The third paragraph under the heading "Subordination" on page S-8 is hereby amended by adding the following after the last sentence of such paragraph: "In addition, any realized losses on loan group 1 remaining after allocation among the classes of subordinated certificates will be allocated to the Class 1-A-2 Certificates."

         2. The second to last paragraph under the heading "The Subordinated Certificates Have a Greater Risk of Loss than Senior Certificates and Subordination May Not Be Sufficient to Protect Senior Certificates from Losses" on page S-12, is hereby amended by replacing the final sentence with the following: "If there are any realized losses remaining on loan group 1 after such allocation to the subordinated certificates, the remaining realized losses will be applied to the Class 1-A-2 Certificates. Accordingly, if the aggregate principal balance of the subordinated classes were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to holders of certain classes of the senior certificates."

         3. The third paragraph under the heading "General" on page S-34 is hereby amended by removing the word "Subordinate" from the sixth line.

         4. The first line under the definition of "Unpaid Realized Loss Amount " on page S-55 is hereby amended by adding the words, "or the Class 1-A-2 Certificates" after the words "Subordinated Certificates".

         5. Item 3. on page S-57 is hereby amended by adding the words "Class 1-A-2," on the second line before the words "Class M-1".

         6. The paragraph under the heading "Applied Realized Loss Amounts" on page S-65 is hereby replaced by the following: "If on any Distribution Date, after giving effect to the distributions described above, the aggregate Certificate Principal Balance of the Offered Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the Certificate Principal Balances of the Subordinated Certificates will be reduced, in inverse order of seniority (beginning with the Class B Certificates) by an amount equal to such excess. After reduction of the Certificate Principal Balances of the Subordinated Certificates to zero, any Realized Losses on the Mortgage Loans in Loan Group I shall be allocated to reduce the Certificate Principal Balance of the Class 1-A-2 Certificates. Any such reduction is an "APPLIED REALIZED LOSS AMOUNT." Applied Realized Loss Amounts, without interest, may be paid at a later date from Excess Cashflow. Interest will accrue for the related class of Subordinated Certificates or Senior Certificates only on the Certificate Principal Balance as so reduced."

         Dealers will deliver this supplement to the Prospectus Supplement, a Prospectus Supplement and prospectus when acting as underwriters of the Series 2004-BC4 Asset-Backed Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 2004-BC4 Asset-Backed Certificates will be required to deliver a supplement to the Prospectus Supplement, Prospectus Supplement and prospectus for 90 days after the date of the Prospectus Supplement.